Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
Investor Relations Contact: Brian Angeli - 215.299.6119
ir@fmc.com
FMC Corporation Announces Second Quarter Results

Second Quarter 2015 Highlights

•	Consolidated revenues of $887 million, consolidated adjusted earnings per diluted share of $0.70

•	Agricultural Solutions segment earnings of $121 million

•	Health and Nutrition segment earnings of $51 million

•	Lithium segment earnings of $5 million

•	Closed the acquisition of Cheminova and commenced the process of integration into FMC Agricultural Solutions

•	Completed the sale of Alkali Chemicals

•	Full-year adjusted earnings per share reduced to $3.00 to $3.30 due to currency impact risk

PHILADELPHIA, August 5, 2015 - FMC Corporation (NYSE:FMC) today reported second quarter revenue of $887 million, a 12 percent increase over the same period in 2014. The company reported net income of $742 million, or $5.52 per diluted share, in the second quarter of 2015, as compared to net income of $109 million, or $0.81 per diluted share, in the second quarter of 2014. Second quarter 2015 results include an after-tax gain on the sale of Alkali Chemicals to Tronox Limited of approximately $700 million. Excluding this gain and other items, adjusted earnings were $0.70 per diluted share, a decline of 15 percent versus the prior-year quarter adjusted earnings of $0.82 per diluted share. Adjusted EPS was in-line with expectations, with solid business segment performance offset by unfavorable foreign currency exchange impacts and temporarily higher Cheminova-related interest expense.
Cheminova Integration
FMC closed the acquisition of Cheminova on April 21, 2015. As of June 30, 2015, the integration of FMC Agricultural Solutions and Cheminova is ahead of plan. Over 60 percent of the targeted headcount reductions have been achieved and a significant number of commercial programs and other cost reduction initiatives have been launched.

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Pierre Brondeau, FMC president, CEO and chairman said: “In April, FMC closed on both the acquisition of Cheminova and the sale of Alkali Chemicals, completing the transformation of FMC’s portfolio to one focused on agriculture, health and nutrition. In the two months following the close of the Cheminova acquisition, we moved rapidly to begin integrating Cheminova and FMC Agricultural Solutions. The integration is progressing well and gaining momentum. The results achieved during the first 100 days following the close reinforce our confidence in FMC Agricultural Solutions’ ability to deliver the targeted synergies of $120 million ahead of 2017.
“The work to date has focused largely on combining the commercial organizations across the regions, streamlining the business and removing overlapping corporate functions,” Brondeau said. “Cost savings arising from these actions are coming in faster than originally anticipated and we are pleased to see a number of recently launched commercial initiatives already gaining traction. As a result, we expect to achieve synergies of $30 million to $40 million in 2015, up from our prior guidance of $25 million to $30 million. The benefits of these actions will provide a tailwind to earnings over the second half of 2015 and serve as a catalyst for future earnings growth.”
Segment Results
Commenting on FMC’s quarterly results, Brondeau stated: “We saw continued difficult market conditions for FMC Agricultural Solutions through the second quarter. Multiple factors weighed on demand for crop protection products, including high channel inventories, poor planting conditions, low pest pressures and soft agricultural commodity prices. Through the first six months of 2015, on a U.S. dollar basis, the global crop protection market declined compared to the same period of 2014, driven mainly by the significant decline in Brazil, which we estimate is down approximately 25 percent through June 2015. In addition, FMC took several important integration steps over the past three months to align how the new FMC Agricultural Solutions will access the market in key regions. These actions create short-term headwinds for the FMC Agricultural Solutions segment, but will more than repay themselves heading into the 2015/2016 season.
“FMC’s Health and Nutrition segment saw healthy demand from the pharmaceutical market, increases in certain nutrition markets and an increase in its operating margins in the quarter. The Lithium operations continued to perform well and saw positive price and demand trends across the majority of its business.

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“The strengthening U.S. dollar continues to create a significant headwind to our reported results. In the second quarter, foreign exchange fluctuations negatively impacted the reported revenue and adjusted operating earnings for all segments,” Brondeau said. “We expect the foreign exchange headwinds to continue and to potentially increase over the second half of the year, particularly in Brazil where the Real has depreciated by more than 40 percent over the last 12 months.”
FMC Agricultural Solutions
Second quarter segment revenue for FMC Agricultural Solutions was $626 million, an increase of 18 percent versus the prior-year quarter. Segment earnings in the second quarter were $121 million, a 7 percent decrease from the prior-year quarter. On a pro forma basis, as described in the Press Release Schedules on page 8, second quarter segment revenue was $684 million, a 23 percent decline compared to the same period in 2014, and segment earnings were $117 million, a 30 percent decline compared to the second quarter of 2014.
Pricing in local currencies increased in the quarter compared to the same period a year ago; however, price increases only partially offset the unfavorable impact of foreign currency movements and lower volumes. Excluding the impact of foreign exchange, second quarter 2015 pro forma revenue declined 14 percent versus the prior-year quarter and pro forma segment earnings increased 5 percent, as ongoing cost reduction initiatives across the business helped offset the negative impact of lower volumes.
During the quarter, FMC Agricultural Solutions commenced certain actions triggered by the acquisition of Cheminova, including rationalizing some product lines ahead of the 2015/2016 season and initiating a sale process for its Consagro subsidiary in Brazil. In addition, the business continued to reduce sales of low-margin third party products, a process started in the first quarter 2015. These decisions reduced second quarter segment earnings by approximately $15 million. However, these portfolio actions will strengthen the market position of FMC Agricultural Solutions and position it to deliver continued strong performance in 2016 and beyond.
Full-year segment revenue is expected to be within the range of $2.5 billion to $2.7 billion. Full-year segment earnings are expected to be in the range of $510 million to $550 million. Despite unfavorable foreign currency impacts and continued difficult market conditions, progress to date on the integration reinforces the strategic and operational benefits of the Cheminova acquisition and increases the company’s confidence in FMC Agricultural Solutions’ ability to deliver strong earnings growth during the second half of 2015.

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As a result of targeted growth programs, ongoing cost savings initiatives and the expected acceleration of the cost and revenue synergies, FMC Agricultural Solutions is expected to deliver strong performance in the second half 2015. Over the next six months, we expect segment earnings of between $315 million to $340 million, an increase of approximately 40 percent compared to the pro forma segment earnings for the second half of 2014. The 2015/2016 season in the Southern Hemisphere typically starts late in the third quarter. Given the difficult market conditions currently experienced in Brazil, there is higher than normal uncertainty as to when growers will make purchasing decisions. Consequently, third quarter guidance for the Agricultural Solutions segment is a wider range than in prior years, without impacting second half guidance. For the third quarter, the company expects segment earnings to be in the range of $105 million to $125 million.
FMC Health and Nutrition
FMC FMC Health and Nutrition second quarter revenue was $207 million, flat versus the prior-year quarter. Sales volumes increased over the prior year quarter, driven by MCC products in both pharmaceutical and food end markets, with prices remaining stable across the portfolio. Unfavorable foreign currency exchange impacts, primarily from a weaker Euro, partially offset the revenue gains delivered by higher sales volumes. Excluding foreign currency impacts, revenue increased approximately 6 percent compared to the second quarter of 2014.
Segment earnings of $51 million were up 3 percent compared to the prior-year quarter, as higher sales volumes and benefits of manufacturing excellence initiatives were partially offset by unfavorable foreign currency impacts. Excluding the impact of foreign currency, segment earnings for the second quarter of 2015 increased 8 percent compared to the prior-year quarter.
Full-year segment revenue is expected to be down low single-digit percent, driven by currency, while segment earnings are expected to increase by mid single-digit percent. Earnings growth is anticipated primarily from continued demand in the health and pharmaceutical markets and realizing the benefits of ongoing operational improvements and restructuring programs over the second half of the year.

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FMC Lithium
Second-quarter segment revenue for FMC Lithium was $55 million, a decrease of 3 percent from the prior-year quarter, as higher specialty product revenue was offset by lower sales volumes of lithium carbonate and lithium chloride and unfavorable foreign currency exchange impacts. Segment earnings for the second quarter were $5 million, a decline of 39 percent versus the prior-year quarter. Favorable operating performance only partially offset continued inflationary cost pressures in Argentina and unfavorable foreign currency exchange impacts. Excluding the negative impact of foreign exchange, revenue and segment earnings for FMC Lithium increased 2 percent and 17 percent, respectively, compared to the second quarter of 2014.
For the remainder of 2015, demand, particularly for specialty lithium products, is expected to remain strong. However, the economic situation in Argentina is expected to continue to affect the reported results for Lithium. Full-year reported segment earnings are expected to remain within the range of $15 million to $25 million.
Corporate and Other
For the quarter, corporate and other expenses were $17 million, and net interest expense was $25 million. The higher interest expense was due to certain international borrowings of Cheminova, which carry interest rates significantly higher than FMC’s normal borrowing rates. These borrowings cannot be refinanced until the second half of 2015. In the second quarter, depreciation and amortization was $31 million, and capital expenditures were $28 million. On June 30, 2015, gross consolidated debt was $2.3 billion, and debt, net of cash, was $1.8 billion. The underlying adjusted tax rate was 27.1 percent in the first half of 2015.
2015 Outlook
Adjusted earnings per share are expected to be in the range of $3.00 to $3.30 for the full year 2015.
Webcast and Supplemental Information
The company will post supplemental information on the web at www.fmc.com, including its 2015 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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FMC will conduct its second quarter conference call and webcast at 9:00 a.m. ET on Thursday, August 6, 2015.  This event will be available live and as a replay on the web at www.fmc.com.  Slides will be available for download.
About FMC
FMC Corporation is a specialty company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. FMC acquired Cheminova in April of 2015. Pro forma revenue totaled approximately $4.5 billion in 2014. FMC employs approximately 7,000 people throughout the world and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition and FMC Lithium. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2014 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Revenue	$887.1	$794.9	$1,546.5	$1,551.8

Costs of sales and services	581.3	478.8	990.0	942.7

Gross margin	305.8	316.1	556.5	609.1

Selling, general and administrative expenses	156.0	119.6	453.9	234.2
Research and development expenses	39.0	32.5	65.6	58.3
Restructuring and other charges (income)	10.3	2.6	32.6	9.3
Business separation costs	—	13.8	—	16.8
Total costs and expenses	786.6	647.3	1,542.1	1,261.3
Income (loss) from operations	100.5	147.6	4.4	290.5
Equity in (earnings) loss of affiliates	(0.1)	—	—	(0.3)
Interest expense, net	24.7	13.2	38.7	24.8

Income (loss) from continuing operations before income taxes	75.9	134.4	(34.3)	266.0
Provision (benefit) for income taxes	17.8	36.4	(31.3)	71.0
Income (loss) from continuing operations	58.1	98.0	(3.0)	195.0
Discontinued operations, net of income taxes	688.2	15.3	703.8	(11.3)
Net income (loss)	$746.3	$113.3	$700.8	$183.7
Less: Net income attributable to noncontrolling interests	4.0	4.2	5.3	9.0
Net income (loss) attributable to FMC stockholders	$742.3	$109.1	$695.5	$174.7

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$54.1	$95.7	$(8.3)	$189.5
Discontinued operations, net of tax	688.2	13.4	703.8	(14.8)
Net income (loss)	$742.3	$109.1	$695.5	$174.7

Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.40	$0.72	$(0.06)	$1.42
Discontinued operations	5.14	0.10	5.27	(0.11)
Basic earnings per common share	$5.54	$0.82	$5.21	$1.31
Average number of shares outstanding used in basic earnings per share computations	133.7	133.3	133.6	133.2

Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.40	$0.71	$(0.06)	$1.41
Discontinued operations	5.12	0.10	5.27	(0.11)
Diluted earnings per common share	$5.52	$0.81	$5.21	$1.30
Average number of shares outstanding used in diluted earnings per share computations	134.4	134.4	133.6	134.3

Other Data:
Capital additions	$29.1	$38.9	$44.5	$79.1
Depreciation and amortization expense	$31.4	$24.0	$54.2	$47.9

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FMC CORPORATION
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)(2)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Revenue	$887.1	$794.9	$1,546.5	$1,551.8

Costs of sales and services	562.0	477.7	970.7	938.5

Gross margin	325.1	317.2	575.8	613.3

Selling, general and administrative expenses	126.8	116.9	227.8	227.3
Research and development expenses	39.0	32.5	65.6	58.3
Equity in (earnings) loss of affiliates	(0.1)	—	—	(0.3)

Total costs and expenses	727.7	627.1	1,264.1	1,223.8

Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$159.4	$167.8	$282.4	$328.0

Interest expense, net	24.7	13.2	38.7	24.8
Adjusted earnings from continuing operations, before income taxes and noncontrolling interests	$134.7	$154.6	$243.7	$303.2

Provision for income taxes	36.4	42.7	60.3	83.1
Net income attributable to noncontrolling interests	4.0	2.3	5.3	5.5
Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP) (2)	$94.3	$109.6	$178.1	$214.6

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$0.70	$0.82	$1.33	$1.60
Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations (3)	134.4	134.4	134.4	134.3
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(1) Referred to as Adjusted Operating Profit.
(2) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

(3)
The average number of shares outstanding used in the six months ended June 30, 2015 diluted adjusted after-tax earnings from continuing operations per share computation (Non-GAAP) includes 0.8 million diluted shares. This number of shares differs from the average number of shares outstanding used in diluted earnings per share computations (GAAP) as we had a net loss from continuing operations attributable to FMC stockholders.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

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FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Net income (loss) attributable to FMC stockholders (GAAP)	$742.3	$109.1	$695.5	$174.7
Corporate special charges (income):
Restructuring and other charges (income) (a)	10.3	2.6	32.6	9.3
Non-operating pension and postretirement charges (b)	8.2	2.7	14.4	6.9
Business separation costs (c)	—	13.8	—	16.8
Acquisition-related charges (d)	40.3	1.1	231.0	4.2
Income tax expense (benefit) on Corporate special charges (income)	(19.6)	(7.3)	(100.1)	(13.1)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	(688.2)	(13.4)	(703.8)	14.8
Tax adjustment (f)	1.0	1.0	8.5	1.0

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$94.3	$109.6	$178.1	$214.6

Diluted earnings per common share (GAAP)	$5.52	$0.81	$5.21	$1.30
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.08	0.02	0.24	0.07
Non-operating pension and postretirement charges	0.06	0.02	0.11	0.05
Business separation costs	—	0.10	—	0.12
Acquisition-related charges	0.30	0.01	1.73	0.03
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.15)	(0.05)	(0.75)	(0.09)
Discontinued operations per diluted share	(5.12)	(0.10)	(5.27)	0.11
Tax adjustments per diluted share	0.01	0.01	0.06	0.01

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.70	$0.82	$1.33	$1.60

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	134.4	134.4	134.4	134.3
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(a) Three Months Ended June 30, 2015:
Restructuring and other charges (income) includes a charge of $4.8 million, primarily related to severance, associated with the integration of Cheminova into our existing FMC Agricultural Solutions segment, a charge of $1.8 million associated with the reorganization of our FMC Health and Nutrition segment and continuing environmental sites treated as a Corporate charge of $3.5 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $0.2 million.
Three Months Ended June 30, 2014:
Restructuring and other charges (income) includes charges associated with continuing environmental sites treated as a Corporate charge of $1.3 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $1.3 million.

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Six Months Ended June 30, 2015:
Restructuring and other charges (income) includes a charge of $15.0 million associated with a license agreement entered into for the purpose of obtaining certain technology and intellectual property rights relating to new compounds still under development both of which pertain our FMC Agricultural Solutions segment. Additionally, restructuring and other charges includes charges of $4.8 million associated with the integration of Cheminova into our existing FMC Agricultural Solutions segment, a charge of $3.9 million associated with a reorganization of our FMC Health and Nutrition segment and continuing environmental sites treated as a Corporate charge of $5.4 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $3.5 million.
Six Months Ended June 30, 2014:
Restructuring and other charges (income) includes a charge of $5.8 million associated with a reorganization of our Health and Nutrition segment. Additionally, this amount includes charges associated with continuing environmental sites treated as a Corporate charge of $2.7 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $0.8 million.
(b) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs from our segments as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c) There were no charges for the three and six months ended June 30, 2015. On September 8, 2014, we announced that we will no longer proceed with the planned separation as a result of the planned acquisition of Cheminova A/S and divestiture of our FMC Alkali Chemicals division. Business separation costs for the three and six months ended June 30, 2014 represent charges associated with the planned separation activities through June 30, 2014.
(d) Charges related to the expensing of the inventory fair value step-up resulting from the application of acquisition accounting, legal and professional fees and gains or losses on hedging purchase price associated with the planned or completed acquisitions. Amounts represent the following:

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions)	2015	2014	2015	2014
Acquisition-related charges - Cheminova A/S
Legal and professional fees (1)	$29.0	$—	$39.6	$—
Inventory fair value amortization (2)	19.3	—	19.3	—
Loss/(gain) on hedging purchase price (1)	(8.0)	—	172.1	—
Acquisition-related charges - Epax
Inventory fair value amortization (2)	—	1.1	—	4.2
Acquisition-related charges	$40.3	$1.1	$231.0	$4.2
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(1)	On the condensed consolidated statements of income (loss), these charges are included in “Selling, general and administrative expenses.”

(2)	On the condensed consolidated statements of income (loss), these charges are included in “Costs of sales and services.”

(e) Three and Six Months Ended June 30, 2015
Discontinued operations includes our FMC Alkali Chemicals division as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. For the three and six months ended June 30, 2015 the balance includes the divestiture gain of approximately $700 million associated with the sale of FMC Alkali Chemicals division which was completed on April 1, 2015.
Three and Six Months Ended June 30, 2014
Discontinued operations includes our FMC Alkali and FMC Peroxygens business results as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. For the three and six months ended June 30, 2014 the balance includes the final divestiture charge associated with the sale of FMC Peroxygens business which was completed on February 28, 2014.
(f) The tax adjustments in the three months ended June 30, 2015 and 2014, respectively were primarily related to revisions to our tax liabilities associated with prior year tax matters. Tax adjustments for the six months ended June 30, 2015 primarily consisted of revisions to a valuation

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allowance against existing deferred tax assets in one of our foreign subsidiaries. Tax adjustments for the six months ended June 30, 2014 were primarily related to revisions to our tax liabilities associated with prior year tax matters.

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Net income (loss) (GAAP)	$746.3	$113.3	$700.8	$183.7
Restructuring and other charges (income)	10.3	2.6	32.6	9.3
Non-operating pension and postretirement charges	8.2	2.7	14.4	6.9
Business separation costs	—	13.8	—	16.8
Acquisition-related charges	40.3	1.1	231.0	4.2
Discontinued operations, net of income taxes	(688.2)	(15.3)	(703.8)	11.3
Interest expense, net	24.7	13.2	38.7	24.8
Provision (benefit) for income taxes	17.8	36.4	(31.3)	71.0
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$159.4	$167.8	$282.4	$328.0
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(1)	Referred to as Adjusted Operating Profit.

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RECONCILIATION OF CONTINUING OPERATIONS EFFECTIVE TAX RATE (GAAP) TO
UNDERLYING ADJUSTED TAX RATE (NON-GAAP)
(Unaudited, in millions, except percentages)

	Three Months Ended
	June 30
	2015					2014
	Before Tax		Tax	Tax Rate		Before Tax		Tax	Tax Rate
Continuing operations	$75.9	(4)	$17.8	23.5%		$134.4	(4)	$36.4	27.1%
Adjusted earnings tax adjustments:
Corporate special charges (income) (1)	58.8		19.6			20.2		7.3
Tax expense adjustments (1)	—		(1.0)			—		(1.0)
Adjusted Earnings (Non-GAAP)	$134.7	(5)	$36.4	27.0%		$154.6	(5)	$42.7	27.6%
Foreign currency remeasurement and foreign currency discrete items (2)	—		(0.4)			—		(1.5)
Adjusted earnings excluding foreign currency remeasurement and foreign currency discrete items (Non-GAAP)	$134.7		$36.0	26.7%	(3)	$154.6		$41.2	26.6%	(3)

	Six Months Ended
	June 30
	2015					2014
	Before Tax		Tax	Tax Rate		Before Tax		Tax	Tax Rate
Continuing operations	(34.3)	(4)	(31.3)	91.3%		266.0	(4)	71.0	26.7%
Adjusted earnings tax adjustments:
Corporate special charges (income) (1)	278.0		100.1			37.2		13.1
Tax expense adjustments (1)	—		(8.5)			—		(1.0)
Adjusted Earnings (Non-GAAP)	$243.7	(5)	$60.3	24.7%		$303.2	(5)	$83.1	27.4%
Foreign currency remeasurement and foreign currency discrete items (2)	—		5.7			—		(1.5)
Adjusted earnings excluding foreign currency remeasurement and foreign currency discrete items (Non-GAAP)	$243.7		$66.0	27.1%	(3)	$303.2		$81.6	26.9%	(3)
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(1)
Refer to the Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP) for more detail.

(2)
Primarily represents tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations. These tax adjustments are treated as permanent items in accordance GAAP.

(3)	Referred to as Underlying Adjusted Tax Rate.

(4)	Referred to as Income (loss) from continuing operations before income taxes.

(5)	Referred to as Adjusted earnings from continuing operations, before income taxes and noncontrolling interests.

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FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Revenue
FMC Agricultural Solutions	$625.6	$531.2	$1,018.0	$998.1
FMC Health and Nutrition	206.6	207.1	417.6	433.3
FMC Lithium	54.9	56.6	110.9	120.4
Eliminations	—	—	—	—
Total	$887.1	$794.9	$1,546.5	$1,551.8
Income from continuing operations before income taxes
FMC Agricultural Solutions	121.4	130.7	203.2	250.8
FMC Health and Nutrition	50.5	49.1	101.5	100.0
FMC Lithium	4.6	7.5	10.1	14.1
Eliminations	—	—	—	—
Segment operating profit (a)	176.5	187.3	314.8	364.9
Corporate and other	(17.1)	(19.5)	(32.4)	(36.9)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$159.4	$167.8	$282.4	$328.0

Interest expense, net	(24.7)	(13.2)	(38.7)	(24.8)
Corporate special (charges) income:
Restructuring and other (charges) income (b)	(10.3)	(2.6)	(32.6)	(9.3)
Non-operating pension and postretirement charges (c)	(8.2)	(2.7)	(14.4)	(6.9)
Business separation charges (d)	—	(13.8)	—	(16.8)
Acquisition-related charges (e)	(40.3)	(1.1)	(231.0)	(4.2)
(Provision) benefit for income taxes	(17.8)	(36.4)	31.3	(71.0)
Discontinued operations, net of income taxes (f)	688.2	15.3	703.8	(11.3)
Net income attributable to noncontrolling interests	(4.0)	(4.2)	(5.3)	(9.0)
Net income (loss) attributable to FMC stockholders	$742.3	$109.1	$695.5	$174.7
____________________
(a) Referred to as Segment Earnings.
(b) Three Months Ended June 30, 2015: Amounts related to FMC Agricultural Solutions charges of $4.8 million, FMC Health and Nutrition charges of $1.8 million, FMC Lithium charges of $0.2 million and Corporate charges of $3.5 million.
Three Months Ended June 30, 2014: Amounts related to FMC Health and Nutrition charges of $1.0 million, FMC Lithium income of $0.2 million and Corporate charges of $1.8 million.
Six Months Ended June 30, 2015: Amounts related to FMC Agricultural Solutions charges of $23.1 million, FMC Health and Nutrition charges of $4.0 million, FMC Lithium charges of $0.5 million and Corporate charges of $5.0 million.
Six Months Ended June 30, 2014: Amounts related to FMC Health and Nutrition charges of $5.9 million, FMC Lithium income of $0.1 million and Corporate charges of $3.5 million.
(c) See Note (b) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(d) See Note (c) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(e) See Note (d) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(f) See Note (e) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

Press Release Schedules - Page 7

FMC CORPORATION
FMC AGRICULTURAL SOLUTIONS PRO FORMA FINANCIAL RESULTS
(Unaudited, in millions)

Beginning in the second quarter of 2015, we will present pro forma combined results for the FMC Agricultural Solutions segment for 2015 and 2014. We believe that reviewing our operating results by combining actual and pro forma results for the FMC Agricultural Solutions segment for 2015 and 2014 is more useful in identifying trends in, or reaching conclusions regarding, the overall operating performance of this segment. Our pro forma segment information will include adjustments as if the Cheminova transaction had occurred on January 1, 2014. Our pro forma data will also be adjusted for the effects of acquisition accounting but will not include adjustments for cost related to integration activities, cost savings or synergies that might be achieved by the combined businesses. Pro forma amounts to be presented will not necessarily be indicative of what our results would have been had we operated Cheminova since January 1, 2014, nor our future results. We believe that reviewing our operating results by combining actual and pro forma results for the FMC Agricultural Solutions segment for these interim periods is more useful in identifying trends in, or reaching conclusions regarding, the overall operating performance of the segment.

FMC Agricultural Solutions Pro Forma Financial Results
	Three Months Ended June 30		Six Months Ended June 30
(in Millions)	2015	2014	2015	2014
Revenue
Revenue, FMC Agricultural Solutions, as reported (1)	$625.6	$531.2	$1,018.0	$998.1
Revenue, Cheminova, pro forma (2)	57.9	354.6	362.0	693.7
Pro Forma Combined, Revenue (3)	$683.5	$885.8	$1,380.0	$1,691.8
Operating Profit
Operating Profit, FMC Agricultural Solutions, as reported (1)	$121.4	$130.7	$203.2	$250.8
Operating Profit, Cheminova, pro forma (2)	(4.1)	36.0	19.9	59.5
Pro Forma Combined, Operating Profit (3)	$117.3	$166.7	$223.1	$310.3
___________________

(1)	As reported amounts are the results of operations of FMC Agricultural Solutions, including the results of the Cheminova acquisition from April 21, 2015 onward.

(2)
Cheminova pro forma amounts include the historical results of Cheminova, prior to April 21, 2015. These amounts also include adjustments as if the Cheminova transaction had occurred on January 1, 2014, including the effects of acquisition accounting. The pro forma amounts do not include adjustments for expenses related to integration activities, cost savings or synergies that may have been or may be achieved by the combined segment.

(3)	The pro forma combined amounts are not necessarily indicative of what the results would have been had we acquired Cheminova on January 1, 2014 or indicative of future results.

Press Release Schedules - Page 8

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$477.5	$109.5
Trade receivables, net	1,865.5	1,602.5
Inventories	1,041.1	607.6
Other current assets	268.9	188.8
Deferred income taxes	152.7	222.7
Current assets of discontinued operations held for sale	—	203.3
Total current assets	3,805.7	2,934.4

Property, plant and equipment, net	1,112.8	930.0
Goodwill	728.9	352.5
Other intangibles, net	843.4	246.9
Deferred income taxes	245.6	200.1
Other long-term assets	338.8	275.1
Noncurrent assets of discontinued operations held for sale	—	401.5
Total assets	$7,075.2	$5,340.5

Short-term debt and current portion of long-term debt	$268.3	$525.2
Accounts payable, trade and other	578.4	378.3
Accrued customer rebates	367.1	236.0
Guarantees of vendor financing	57.0	50.2
Accrued pensions and other postretirement benefits, current	6.6	12.7
Other current liabilities	703.2	619.6
Current liabilities of discontinued operations held for sale	—	88.4
Total current liabilities	1,980.6	1,910.4

Long-term debt	2,050.9	1,153.4
Long-term liabilities	835.4	708.0
Long-term liabilities of discontinued operations held for sale	—	4.7
Equity	2,208.3	1,564.0
Total liabilities and equity	$7,075.2	$5,340.5

Press Release Schedules - Page 9

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months ended June 30
	2015	2014
Cash provided (required) by operating activities of continuing operations (1)	$(122.5)	$92.2

Cash provided (required) by operating activities of discontinued operations	(50.1)	22.4

Cash provided (required) by investing activities of continuing operations	(1,288.0)	(105.6)

Cash provided (required) by investing activities of discontinued operations	1,637.6	180.8

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	(394.6)	(138.0)
Repayments of long-term debt	(1,023.7)	(17.3)
Proceeds from borrowings of long-term debt	1,650.0	—
Net distributions to and acquisitions of noncontrolling interests	—	(11.5)
Dividends paid	(42.2)	(38.0)
Other repurchases of common stock	(3.2)	(4.1)
Excess tax benefits from share-based compensation	2.0	4.0
Issuances of common stock, net	5.6	6.7
Cash provided (required) by financing activities	193.9	(198.2)
Effect of exchange rate changes on cash	(2.9)	(0.4)
Increase (decrease) in cash and cash equivalents	368.0	(8.8)

Cash and cash equivalents, beginning of year	109.5	123.2

Cash and cash equivalents, end of period	$477.5	$114.4
______________

(1)	The six months ended June 30, 2015 includes $264.8 million in payments associated with the Cheminova acquisition purchase price hedges.

Press Release Schedules - Page 10